Exhibit 4.11
                                  ------------

                                 Law Offices of
                          Lewis H. Rosenberg B.A. LL.B
                                (Ontario, Canada)
                                  U.S. address
                            11289 Ventura Blvd. #801
            Studio, City, Ca. 91604 (323) 656-4260 Fx. (323) 6W0807:

American Fire Retardant Corporation
9337 Bond Avenue
El Cajon, Ca. 92021

Att; Mr. Stephen F. Owens                                       Apl. 20th, 2001.

Dear Steve:

Re: Invoices & c.

     Congratulations on achieving a publicly traded status. Let us hope the business and public acceptance thereof both expand to a joyous extent.

     Further to you instructions, I am enclosing an invoice relative to some of the consulting work over the last several years. There is an outstanding invoice of $ 8,000 in the late 1990's which you can now ignore as this will encompass all.

     I understand that it will be satisfied with a Section 8 share issuance at 50cents per share which is acceptable. Good luck.

                                                 Sincerely,
                                                 /s/ Lewis Rosenberg
                                                 Lewis Rosenberg